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                                                                   Exhibit 10.24


                                TEAMING AGREEMENT

                                     BETWEEN

                           SINOFRESH HEALTHCARE, INC.

                                       AND

                     LOVELACE RESPIRATORY RESEARCH INSTITUTE



        THIS AGREEMENT made 28th April 2004, by and between Lovelace Respiratory Research Institute (hereafter "LRRI), with offices located in Albuquerque, New Mexico, and SINOFRESH HEALTHCARE, INC., a Florida Corporation with offices located at 516 Paul Morris Drive, Englewood, Florida 34223 or (hereafter "SinoFresh"). Hereafter, LRRI and SINOFRESH are often collectively referred to as "Parties" and singularly as "Party". The Parties, intending to be legally bound, agree to the following:

RECITALS

        WHEREAS, SINOFRESH intends to submit a statement of capability and SBIR or STTR unsolicited proposal to federal agencies.

        WHEREAS, SINOFRESH wishes to retain LRRI for the purpose of providing expertise and experimental resources for the assessment of antimicrobial activity, mechanisms of action, and studies for defining new therapeutic applications, including safety and preclinical studies. Studies may range from in vitro applications to clinical trial studies.

        WHEREAS, the Parties desire to enter into this Agreement in order to accomplish the above purposes, all upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of their mutual understanding, takings, promises and covenants, the Parties agree as follows:

1. SINOFRESH, as Prime Contractor, will submit the statement of capability and the proposal to the federal agency if the requirement is procured as a small business set-aside or as an unrestricted competition. As such, SINOFRESH will be responsible for the overall content of the proposal.

        a. SINOFRESH will provide the overall Proposal Management and, in the event of contract award, the Project Management.

        b. LRRI, as Subcontractor, shall be available to support any other task area in the prospective contract, if requested by SINOFRESH.


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        c.      LRRI will submit to SINOFRESH the necessary management,
                technical, and financial data for incorporation into the proposal, and hereby grants permission for SINOFRESH to incorporate said material into its proposal and to refer to LRRI by name as a proposed priced or unpriced subcontractor or supplier. A copy of the proposal excluding the budget will be submitted to LRRI simultaneously with the submission to the funding agency.

        d. SINOFRESH reserves the right to subcontract with others than LRRI when unique or special expertise is necessary for short term or long term requirements.

2. In consideration of SINOFRESH agreeing not to further solicit other prospective subcontractors for LRRI's area of interest, LRRI agrees that it will not enter into any other teaming arrangement or support any other prospective Prime Contractor in response to the effort identified herein. However, it is understood that nothing contained herein shall be deemed to restrict either Party from quoting, offering to sell, or selling to others any items or services similar to those contemplated by this Agreement.

3.

        a. SINOFRESH and LRRI will individually and collectively exert good faith, reasonable efforts in the preparation and submission of this proposal. If requested by SINOFRESH, LRRI will support any negotiations which are directed toward obtaining the granting to SINOFRESH of a satisfactory Prime Grant or Contract for the services and programs described herein.

        b. All relations with the prospective client will be conducted by SINOFRESH. LRRI shall make no representations, accept no changed requirements, nor conduct any negotiations unless specifically directed to do so by SINOFRESH.

4. If SINOFRESH is awarded a grant or contract for the services described above, SINOFRESH will not subsequently negotiate and award a subcontract consistent with the requirements of the prime contract to other than LRRI for LRRI's area of interest as described above, provided that: any resulting subcontract will conform to Governmental procurement rules and regulations; be subject to approval of the Government Contracting Officer; be subject to the approval of the Parties to subcontract terms and conditions; and, contain terms and conditions substantially similar to those contained in the prime contract.

5. Each Party to this Agreement will bear their respective costs, risks, and liabilities incurred as a result of their obligations and efforts under this Agreement. Neither the Prime Contractor nor the Subcontractor shall have any right to reimbursement, payment, or compensation of any kind from the other during the period prior to the award and execution of any resulting subcontract between the Prime Contractor and the Subcontractor for the work described in this Agreement.


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6.      SINOFRESH may, without liability to LRRI, disclose to the Government any information received from LRRI to the extent necessary for proposal preparation, evaluation, negotiation and contract performance. If such information bears any restrictive notice, such restrictive notice will be retained on any information so disclosed to the Government.

7.

        a. In furtherance of the purposes of this Agreement, the Parties contemplate that it may be mutually advantageous and/or necessary to exchange confidential or proprietary information pertaining to the intended proposal. The intent of this Agreement is to protect any such information which either Party elects to disclose, but not to obligate either Party to disclose any information pertaining to the intended proposal

        b. Both Parties shall not disclose to any person or persons outside their respective companies, other than the Government of the United States of America as hereinafter provided, nor to any person or persons within their companies not having a need to know for the purpose of this Agreement and the performance of any resulting contract, any information which is submitted in writing and designated by an appropriate stamp, marking, or legend to be confidential or proprietary information.

        c. Information exchanged by the Parties which is confidential or proprietary to the disclosing Party will be protected by the receiving Party as confidential or proprietary information only if it pertains to this Request for Qualifications/Proposal; is submitted for use in preparation of the response to the Request for Qualifications/Proposal; is a document marked as confidential or proprietary information to the disclosing Party, and, is delivered to the Representative designated in lO.b. below. Only those sheets of any document which contain confidential or proprietary information shall be marked as confidential or proprietary.

        d. For the period of sixty months from the receipt of confidential or proprietary information from the other Party, each Party agrees to use confidential or proprietary information only for the response to the Request for Qualifications/Proposal or any resulting contract.

        e. Both Parties shall take appropriate action to provide for the safekeeping of confidential or proprietary information. If a Party has standard practices for safeguarding its own confidential or proprietary information of a similar nature, the foregoing duty to exercise reasonable care shall be fulfilled by employing those practices to protect the other Party's confidential or proprietary information. Neither Party shall be liable for the inadvertent or accidental disclosure of such confidential or proprietary information, provided that it has exercised the same degree of care as it normally exercises to preserve its own confidential or proprietary information.


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        f.      Neither Party shall be liable for disclosure of any such
                confidential or proprietary information if the same:

                (1) was in the possession of the receiving Party prior to its receipt from the other Party under this Agreement;

                (2) is disclosed after sixty months from the date of receipt of the information;

                (3) information becomes publicly known or available through no breach of this Agreement by the receiving Party;

                (4) is disclosed by the receiving Party with the prior written approval of the originating Party;

                (5) information is acquired by the receiving Party without notice or obligation of confidence; or

                (6) information is independently developed by personnel of the receiving Party who did not have knowledge of the confidential or proprietary information.

        g. Each Party agrees to return all proprietary documents received from the other Party, including any copies made by the receiving Party, within thirty (30) days after a written request is delivered to the Representative of the receiving Party designated in lO.b.

        h. It is understood and agreed that any such confidential or proprietary information may be disclosed to the U.S. Government in proposals, provided the proposals and pages containing the confidential or proprietary information bears the appropriate restrictive legends as specified in FAR 52.2 15-12.

        i. Received "proprietary information" may be used in the performance of an awarded contract unless the disclosing Party refuses the use of such information in writing.

        j. Both Parties' obligation to protect previously exchanged confidential or proprietary information in accordance with this Agreement shall survive termination of this Agreement for a period of sixty (60) months.

8.      Background Intellectual Property

        a. The subject matter described as which has previously been developed by the SFHC shall be considered SFHC Background Intellectual Property, namely the subject matter of U.S. Patent Nos. 5,785,988; 6,083,525; and 6,344,210, U.S. Patent
                Application Serial Nos. 10/303,625 and 60/511,040, including all corresponding provisional, continuation, continuation-in-part, continued prosecution, divisional, reissue, and reexamination applications; and for all countries foreign to the U.S., including all rights of priority arising from them,


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                and all the rights and privileges under any and all forms of protection, including patents, that may be granted in said countries foreign to the U.S. for them.

        b. To the extent such rights are available, SFHC agrees to grant LRRI, a nonexclusive license to use the above-mentioned Background Intellectual Property in connection with commercialization of the Project Intellectual Property, to the extent that such use is reasonably necessary for practical, efficient, and competitive commercialization of such Project Intellectual Property. Such license shall be granted upon the condition that LRRI pay SFHC a royalty, to be negotiated by the parties, on net sales or leases made by or under the authority of LRRI of any product or service that embodies, or the manufacture or normal use of which entails, the use of all or any part of such SFHC Background Intellectual Property.

9.      Project Intellectual Property

        a. "Project Intellectual Property" means the legal rights to Subject Inventions as defined in 37 C.F.R. 401, and any resulting patent applications or patents, as well as any software first conceived of and reduced to practice during the performance of this SBIR or STTR Agreement.

        b. Project Intellectual Property shall be jointly owned by the Parties, with each Party having an undivided interest therein. SFHC shall have the first option to perfect the Parties' rights in jointly made Project Intellectual Property, with LRRI retaining a right to review and provide comments on any and all filings, unless agreed otherwise in writing.

        c. The Parties agree to disclose to each other, in confidence and in writing, each and every Subject Invention and any software created as part of the SBIR or STTR project. The Parties acknowledge that they will disclose Subject Inventions to each other within two (2) months after their respective inventor(s) first disclose the invention in writing.

        d. Each Party hereto may use Project Intellectual Property of the other non-exclusively and without compensation in connection with research or development activities for this SBIR or STTR project, including inclusion in SBIR or STTR project reports to the Agency and proposals to the Agency for continued funding of this SBIR or STTR project through additional phases.

        e. All written disclosures of such inventions shall contain sufficient detail of the invention and identification of any statutory bars and shall be marked confidential.

        f. SFHC will have an option to commercialize the Project Intellectual Property subject to any rights of the Government or other sponsors as follows:


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                (1)     SFHC will have an exclusive option to negotiate an
                        exclusive worldwide license to such Project Intellectual Property (whether solely owned by LRRI or jointly owned by LRRI and SFHC) for an option period of twelve (12) months after such Project Intellectual Property has been reported to SFHC. During the period of such option, SFHC will pursue and maintain any patent protection for any Subject Invention requested by SFHC. Except with the written consent of SFHC, LRRI will not voluntarily discontinue the pursuit and maintenance of any US and or international patent protection during this option period. SFHC may terminate such option at will by giving written notice to LRRI, and by so doing shall relinquish all licensing, but not ownership, rights to said Project Intellectual Property.

                (2) At any time prior to the expiration or termination of an option, SFHC may exercise such option by giving written notice to LRRI, whereupon the Parties will promptly, and in good faith, enter into negotiations for SFHC's license of LRRI's rights in the Project Intellectual Property. The terms of such license shall be consistent with SFHC's policies and Governmental regulations and will include but not be limited to: (i) payment of reasonable royalties to LRRI on sales or leases of products or services which embody, or the development, manufacture, use, or sale of which involve employment of, the Project Intellectual Property; (ii) reimbursement by SFHC of expenses incurred by LRRI in seeking and maintaining patent protection for the Project Intellectual Property; and (iii) due diligence milestones.

                (3) Where more than one royalty might otherwise be due for any product or service under a license pursuant to this Agreement, the Parties shall in good faith negotiate to ameliorate any effect thereof that would threaten the commercial viability of the affected products or services.

10. Patent Prosecution and Commercialization for Jointly Owned Project Intellectual Property

        a. Although the Parties agree that each has responsibility for management of Project Intellectual Property produced by its employees in accordance with appropriate government regulations and its own institutional policy, it is recognized that more effective enablement of commercialization of jointly owned Project Intellectual Property will require a unified approach by the Parties. Therefore, if the SBIR or STTR program is funded, the following procedural framework will be put into place for the handling of jointly owned Project Intellectual Property.

                (1) Shortly following the identification of any jointly owned Project Intellectual Property, technical and patent representatives of each Party will discuss details of handling such jointly owned Project Intellectual Property.


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                (2)     SFHC shall be designated to take primary responsibility
                        for protection of such jointly owned Project
                        Intellectual Property. If patent applications are to be filed, SFHC will ensure that LRRI is kept informed and has an opportunity to review and comment on patent prosecution.

                (3) SFHC shall have option rights as outlined in Section 9.f.(1) and (2) for such jointly owned Project Intellectual Property.

                (4) In the event that SFHC decides not to exercise its option to LRRI's ownership interest, SFHC and LRRI may agree to undertake a cooperative licensing effort. At that point, one Party shall be designated the Lead Party to take primary responsibility for protection of such jointly owned Project Intellectual Property. The Lead Party shall assume sole responsibility for identifying potential commercial licensees and for negotiating the terms of commercial license agreements. All costs associated with filing, prosecuting, and maintaining intellectual property rights associated with the Project Intellectual Property shall be shared equally among the Parties. The Lead Party may either invoice the other Party for its share of the such costs or such costs may be deducted from any revenues generated by commercial license agreements prior to sharing of such revenues between the Parties as set forth herein. Such license agreements will require the approval of both Parties, and such approval shall not be unreasonably withheld. Any revenues generated by such license agreements after deduction of any out-of-pocket patent prosecution expenses, and fifteen percent (15%) administrative overhead in favor of the Lead Party, shall be divided equally between the Parties no less often than once per year. Each Party shall be solely responsible for calculating and distributing to its respective inventor(s) any share of net revenues payable to such inventor(s) in accordance with such Party's institutional policy.

11. LRRI agrees not to issue a news release, public announcement, advertisement, or any other form of publicity concerning the resulting subcontract, or otherwise in connection with this Agreement without obtaining the prior written approval of SINOFRESH. Such approval shall not be unreasonably withheld and shall be directed to the individual specified in 12.c. below.

12.

        a. All communications relating to this Agreement shall be directed to the specific person designated to represent SINOFRESH and LRRI hereunder. Each of the Parties shall appoint one technical and one administrative representative to receive such communications. These appointments shall be kept current by the Parties during the period of this Agreement. Communications which are not properly directed to the persons designated to represent SINOFRESH and LRRI shall not be binding upon SINOFRESH and LRRI, respectively.


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        b.      All technical notices shall be addressed to:

Lovelace Respiratory Research Institute      SinoFresh HealthCare, Inc.
Attention: Kevin Harrod                      Attention: Cynthia A. Dunn, M.D.
2425 Ridgecrest Drive, SJB.                  516 Paul Morris Dr.
Albuquerque, NM 87108                        Englewood, FL  34223
Phone: 505-348-9488                          Phone: 941-488-5008
Fax: 505-348-8567                            Fax:941-488-5048
E-mail: kharrod@lrri.org                     E-mail: mstampar@sinofresh.com


        c. All contractual/financial/administrative notices shall be addressed to:


Lovelace Respiratory Research Institute      SinoFresh HealthCare, Inc.
Attention; Kathleen M. Aragon                Attention: Robert P. DuPont
2425 Ridgecrest Drive, S.E.                  516 Paul Morris Dr.
Albuquerque, NM 87108                        Englewood, FL  34223
Phone: 505-348-9463                          Phone: 941-488-5008
Fax: 505-348-4990                            Fax: 941-488-5048
E-mail: karagon@lrri.org                     E-mail: probertdupont@sinofresh.com


13. New Mexico Law shall be the governing law for purposes of this Agreement.

14. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that neither Party may assign or transfer this Agreement without the prior written consent of the other Party. This consent shall not be unreasonably withheld.

15. If any provision of this Agreement is determined to be invalid or unenforceable under applicable law or regulation, all remaining provisions hereof shall be given full force and effect.

16. The Parties hereby agree that the contents of this Agreement may be made known to the Government. This Agreement is not intended to prejudice the Government in any way with respect to any action that it may decide to take in procuring services on the basis of competitive bids or the awarding of contracts on a split or other type basis.

17.

        a. Final price or prices to be proposed to the Government for the projects will be determined by SINOFRESH in the exercise of its sole discretion and may be established independently of, and without consultation with, Subcontractor. SINOFRESH shall not be required to disclose the final prices to the Subcontractor.


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        b.      Any such exercise by SINOFRESH of its sole discretion in
                establishing the final price to be proposed to the Government or in negotiations with the Government, shall in no way be binding upon LRRI nor shall it be in any way construed as changing the final prices or prices which LRRI shall have proposed to SINOFRESH for their efforts described herein.

18.

        a. This Agreement shall apply only to those proposals relating to this Project and shall not be considered applicable to any other effort undertaken by SINOFRESH or LRRI either jointly or separately.

        b. This Agreement is not intended to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind between SINOFRESH and LRRI. The rights and obligations of the Parties shall be only those expressly set forth herein as Prime Contractor and Subcontractor.

        c. At all times, SINOFRESH and LRRI shall remain independent contractors, each responsible for its own employees.

19. This Agreement shall remain in effect until the first of the following shall occur:

        a.      Cancellation of the procurement by the U.S. Government.

        b. Notification by the U.S. Government that LRRI is not acceptable for the efforts specified.

        c.      Award of the prime contract to a company other than SINOFRESH.

        d Negotiation and award by SINOFRESH of a subcontract or procurement to LRRI in accordance with this Agreement.

        e.      Mutual agreement by the Parties.

20.

        a. During the period this Agreement is in effect, both Parties agree not to solicit for employment, hire, or otherwise retain any technical or professional employees of the other Party assigned to work on the contract/subcontract. Procurement, without the prior written approval of the Party whose employee is being considered for an offer or hire, is prohibited during the period this Agreement is in effect, with the exception of those LRRI incumbent professionals agreed to become SINOFRESH employees.

        b. Both Parties agree to include the intent of this Item 20 in any resulting subcontractual agreement between the Parties.

21. By signing this Agreement, LRRI confirms and certifies that no attempt has been made


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by SINOFRESH to induce LRRI to submit or not to submit proposals to the
Government.

22. This Agreement sets forth the entire understanding of the Parties regarding the subject matter herein, and supersedes all previous arrangements or understanding between the Parties relating thereto. Any waiver by a Party of a right or remedy hereunder on one occasion shall not be deemed a waiver of such right or remedy on any other occasion, or of any other right or remedy.

23. The effective date hereof shall be the date that this Agreement was accepted and executed by SINOFRESH as shown below.

EXECUTED BY:

Lovelace Respiratory Research           SinoFresh HealthCare, Inc.

By: /s/ PATRICIA J. MARX                By: /s/ P. ROBERT DUPONT
   ----------------------------            ----------------------------

Name: Patricia J. Marx                  Name: P. Robert Dupont
      -------------------------               -------------------------

Title: Chief Operating Officer          Title: Vice President of R & D
       ------------------------               -------------------------

Date:     4/29/04                       Date:      4/30/04
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